Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
of Senesco Technologies, Inc.

We consent to the incorporation by reference in this registration statement on Form S-3 of Senesco Technologies, Inc. of our report dated September 26, 2007, on the consolidated financial statements of Senesco Technologies, Inc. and Subsidiary as of June 30, 2007 and 2006 and  for each of the three years in the period ended June 30, 2007 and the cumulative amounts from July 1, 1998 (date of inception) to June 30, 2007, which appear in the June 30, 2007, Annual Report on Form 10-K of Senesco Technologies, Inc.  We also consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 10, 2007